CONSULTANT AGREEMENT
This Consultant Agreement (“Agreement”) dated January 25, 2022, by and between The AES Corporation and its subsidiaries (collectively, the “Company”) and Lisa Krueger (the “Consultant”), both hereinafter referred to collectively as the “Parties”.
WHEREAS, the Company desires to engage the Consultant to provide consulting services, as more fully described in Section 1 below (the “Services”), and the Consultant desires to provide the Services, in each case, on the terms and conditions set forth herein.
1.Scope of Services. The Consultant shall make herself available to perform such advisory and consulting services to the Company as the Company reasonably requests including, without, limitation continuing service as an “AES Director” on the Board of Directors of Fluence Energy, Inc. as defined under the Stockholders Agreement of Fluence Energy, Inc. dated October 27, 2021. The Company and the Consultant agree that it is reasonably anticipated that the Consultant’s Services hereunder will require the Consultant to render Services at a level that will not exceed 20% of the average level of the Consultant’s services as an employee of the Company over the thirty-six (36)‑month period preceding the effective date of Consultant commencing services under this Agreement as of April 1, 2022 (the “Commencement Date”). The parties acknowledge that, for purposes of Section 409A of the Internal Revenue Code, the Consultant will have undergone a “separation from service,” within the meaning of Section 409A, from the Company upon the date of the Consultant’s termination of employment with the Company on March 31, 2022.
The Consultant agrees that, in providing the Services, the Consultant will follow the reasonable instructions of the Company’s Chief Executive Officer, any Executive Vice President and any other person as the Company’s Chief Executive Officer so designates in writing, in good faith and at all times act in the interests of the Company.
The Consultant warrants that she will perform the Services in a good and prompt manner with reasonable care and in compliance with industry and professional standards and applicable laws and regulations. The Consultant will conduct herself in a manner consistent with the standards, quality, and image of the Company.
The Consultant agrees that she will not and is not authorized to make any representation to any third party of the plans, projections or capabilities of the Company other than disclosing such information as is publicly available. The Consultant agrees that she will not and is not authorized to make any representation to any third party that the Consultant has any authority to bind the Company.
1.Compensation and Expenses.
a.Compensation: In consideration for the Services to be performed by the Consultant and subject to the conditions described in this paragraph, the Company agrees to pay the Consultant a fee of $35,000.00 per month for one (1) year, beginning with the Commencement Date and which the Parties may determine mutually to extend; provided that, if the Agreement is terminated by either party pursuant to Section 3 prior to March 31, 2023, the Consultant will receive a monthly payment for the last month (or portion thereof) in which the Services are performed and the Consultant shall receive no further payments under this Agreement. The monthly fee (if payable) will be paid on the last day of each month beginning with April 30, 2022.
b.Expenses: The Company will reimburse the Consultant for all reasonable, pre-approved travel (from execution until termination of Agreement) and lodging expenses relating to the Consultant’s Services, in accordance with the Company’s travel policy. In addition, the Company will reimburse Consultant for all reasonable pre-approved other expenses which Consultant incurs in connection with the performance of the Services, including phone, fax and postage expenses. The Company will reimburse the Consultant in accordance with its existing policies for expense reimbursement. Consultant may request pre-approval by the Company verbally or in writing. If in writing by email (with a copy to the Company’s General Counsel), approval will be deemed to have been received if there is no response by the Company’s Chief Executive Officer or such other Company officer as he so designates in accordance with this Agreement within forty-eight (48) hours. Consultant must submit final requests for reimbursement within fifteen (15) days of the end of each month, and payment will be made by the Company within thirty (30) days of the receipt of such invoice.
2.Consulting Term and Termination. The terms of this Agreement shall continue for one (1) year from April 1, 2022 through March 31, 2023 (the “Consulting Term”), subject to the mutual agreement of the Parties to extend the Consulting Term. The Company may terminate this Agreement by written notice to the Consultant at any time prior to the end of the Consulting Term in the event that the Consultant has breached in any material respect any of the terms or conditions of this Agreement or any other agreement with the Company, including with respect to her obligations under The AES Corporation Amended and Restated Executive Severance Plan. The Consultant may terminate this Agreement at any time upon thirty (30) days’ prior written notice to the Company. In the event of termination of this Agreement, the Consultant will not be eligible to receive any further payments under this Agreement. For purposes of clarity and the avoidance of doubt, this Agreement shall become null, void and terminate (with no payments to be hereunder) if Consultant does not execute or revokes the General Release and Waiver of Claims attached as an exhibit to the Separation Agreement executed by the Parties on January 25, 2022.
3.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia and Consultant hereby submits to and agrees that the exclusive jurisdiction for any suit, action or proceeding involving this Agreement will be any federal or state court located in the Commonwealth of Virginia. If any provision of this Agreement is deemed to be unenforceable, it shall not affect the enforceability of the remaining provisions of this Agreement. This document contains the entire agreement between Consultant and the Company concerning the subject matter contained herein.
4.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
5.Counterparts; Facsimile. This Agreement may be executed in two or more counterparts (including by facsimile or by PDF in an email transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.
6.Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto, their successors and permitted assigns.
7.Assignment. None of the Parties may assign or transfer this Agreement or any of their rights hereunder without the prior written consent of the Company (and its successors and assigns).
8.Notice. Any notice, communication, request, reply or advise (“Notice”) in this Agreement provided or permitted to be given, made or accepted by either party to the other must be in writing and shall be effectively given if deposited in the United States mail, postpaid and certified and addressed to the party to be notified, with return receipt requested (mail services may include overnight Express Mail, Federal Express and UPS service), or delivered in person to such party. Any Notice mailed shall be effective, unless otherwise stated in this Agreement, from and after the expiration of three (3) days after it is deposited in a depository of the United States Postal Service or other overnight mail services as referred to above. Oral or any other notice given in any manner shall be effective only if and when received by the other party to be notified. For purposes of Notice, the addresses of the Parties shall, until changed as hereinafter provided, be as follows:

If to Company: The AES Corporation 4300 Wilson Blvd Arlington, Virginia 22203 Attn: General Counsel
and to Consultant at her address on file with the Company. Any party may change its address for purposes of this Section 9 by providing the other party with written notice of the new address in the manner provided above.
1.Amendment and Waiver. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by both Parties. Any provision may be waived if, but only if, such waiver is in writing and is signed by or on behalf of the party waiving such provision.
2.Code of Conduct and Compliance Program. The Consultant hereby represents and warrants that it has received a copy of the AES Code of Conduct that she has read it and understands it and agrees to comply with all of its provisions.
The Consultant hereby agrees that in performing her obligations under this Agreement, Consultant shall comply fully with all applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws, including without limitation, the United States Foreign Corrupt Practices Act.

1.Relationship of Parties. The Consultant acknowledges that as of the commencement of the term of this Agreement, Consultant is not an employee of the Company and is not capable, nor shall the Consultant hold herself out as capable, of binding the Company to any obligation or liability without the prior written consent of the Company. The Consultant shall be solely responsible for all taxes arising with respect to this Agreement. Neither the execution and delivery of this Agreement, nor consummation of the discussions or evaluation of a transaction contemplated herein, shall create or constitute, or be deemed to require, or be deemed to require creation of, a partnership, joint venture or any other form of business organization or arrangement between the Parties, unless so specified in a subsequent writing executed by the parties.
In furtherance of the foregoing, the Consultant acknowledges that she will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans as a result of entering into this Agreement.
1.Confidential Information. During the course of implementing this Agreement, the Consultant may have access to financial information, trade secrets and confidential know-how which is developed by or on behalf of the Company, which information is non-public, confidential or proprietary (“Information”).
The Consultant agrees to keep the Information confidential and not to disclose the information to third parties without the prior written consent from the Company.
The obligations of confidentiality set out in this clause do not extend to Information that (whether before or after the date of acceptance of this letter):
1. is in the Consultant’s possession without knowledge of an obligation of confidentiality with respect to that Information at or prior to the time of disclosure;
2. is public knowledge (otherwise than as a result of a breach of this paragraph); or
3. is required by law to be disclosed.
The Consultant agrees (to the extent permitted by law) to inform the Company of the full circumstances of any disclosure of Information or upon becoming aware that Information has been disclosed in breach of this Agreement. The Consultant agrees to cooperate with the Company to seek a procedural order or other protection in case of disclosure under line 3 above.

The Consultant agrees, upon the request of the Company, to return all Information that the Consultant was provided from the Company. The Consultant acknowledges that some or all of the Information is or may be price sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and the Consultant agrees not to use any Information for any unlawful purpose.
The obligations in this clause survive termination of this Agreement.
Notwithstanding the foregoing, nothing in this Agreement is intended to preclude or limit Consultant from communicating with, responding to inquiries from, volunteering information to, or providing testimony before any federal, state or local government legislature, agency, or commission, or any self-regulatory organization, with respect to suspected violations of law, including the Securities and Exchange Commission, Financial Industry Regulatory Authority or New York Stock Exchange (or any other national exchange on which the shares of the Company’s common stock are listed). Consultant understands and agrees that she is not required to contact or receive consent from the Company and/or its subsidiaries before engaging in such communications with any such authorities; provided, however, that Consultant (1) must inform such authority that the information provided is confidential and (2) may not provide confidential information that is protected from disclosure by the attorney-client privilege or attorney work-product doctrine, except as is expressly permitted by law.
1.Entire Agreement. This Agreement is intended by the Parties hereto as a final and complete expression of their agreement and understanding in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings, written or oral, between the Parties with respect to such subject matter.
IN WITNESS WHEREOF, THIS AGREEMENT is executed and delivered effective as of the date first written above.

Lisa Krueger	The AES Corporation

/s/ Lisa Krueger	By: /s/ Paul Freedman
	Name:	Paul L. Freedman
	Title:	Executive Vice President and General Counsel